NATIONAL RE CORPORATION
                    MULTIPLE LINE EXCESS OF LOSS
                       AGREEMENT NO. 3973 - 05



                               between



                 GUARANTY NATIONAL INSURANCE COMPANY
                         Englewood, Colorado
                 LANDMARK AMERICAN INSURANCE COMPANY
                       Oklahoma City, Oklahoma
                 COLORADO CASUALTY INSURANCE COMPANY
                         Englewood, Colorado
               SECURITY INSURANCE COMPANY OF HARTFORD
                       Farmington, Connecticut
           STATE AND COUNTY MUTUAL FIRE INSURANCE COMPANY
                             Waco, Texas
          PEAK PROPERTY AND CASUALTY INSURANCE CORPORATION
                         Englewood, Colorado
          GUARANTY NATIONAL INSURANCE COMPANY OF CALIFORNIA
                         Englewood, Colorado
                VIKING INSURANCE COMPANY OF WISCONSIN
                         Madison, Wisconsin
               VIKING COUNTY MUTUAL INSURANCE COMPANY
                            Austin, Texas
       (hereinafter collectively referred to as the "COMPANY")



                                 and



                  NATIONAL REINSURANCE CORPORATION
                        Stamford, Connecticut



            (hereinafter referred to as the "REINSURER")

                            MULTIPLE LINE
                EXCESS OF LOSS REINSURANCE AGREEMENT

                          INDEX OF ARTICLES

ARTICLE                                            PAGE #
   1  PARTIES TO THE AGREEMENT                      1
   2  COMMENCEMENT                                  1
   3  BUSINESS COVERED                              1
   4  SPECIAL ACCEPTANCES                           1
   5  TERRITORY                                     2
   6  LOSS IN EXCESS OF ORIGINAL POLICY LIMITS      2
   7  EXTRA CONTRACTUAL OBLIGATIONS                 2
   8  WARRANTIES                                    3
   9  CLAIM REPORTS                                 3
  10  LOSS SETTLEMENTS                              4
  11  OFFSET                                        4
  12  STATISTICS                                    4
  13  ERRORS AND OMISSIONS                          4
  14  ACCESS TO COMPANY RECORDS                     5
  15  TAXES                                         5
  16  TERMINATION                                   5
  17  COMMUTATION                                   6
  18  ARBITRATION                                   6
  19  INSOLVENCY                                    7
  20  DEFINITIONS                                   7
  21  RULING LAW                                   11
  22  NOTICE TO REINSURANCE DEPARTMENT             11
  23  NON-COLORADO DOMICILED COMPANIES             11

                              EXHIBIT A
                         FIRST MULTIPLE LINE

SECTION                                            PAGE #
   1   LIABILITY OF THE REINSURER                   1
   2   REINSURANCE PREMIUM                          2
   3   COMMISSION                                   2
   4   PREMIUM REPORTS AND REMITTANCES              2

                              EXHIBIT B
                 CASUALTY CLASH/PROPERTY CATASTROPHE

SECTION                                            PAGE #
  1    LIABILITY OF THE REINSURER                   1
  2    REINSURANCE PREMIUM                          1
  3    COMMISSION                                   2
  4    PREMIUM REPORTS AND REMITTANCES              2
  5    REINSTATEMENT                                2

  ATTACHMENTS:
  ADDENDUM A - EXCLUSIONS
  ADDENDUM B - PROSPECTIVE RATING PLAN AND CONDITIONS

 Nuclear Incident Exclusion Clauses - Liability - Reinsurance and
 Physical Damage - Reinsurance

     It is understood and agreed between the COMPANY and the REINSURER that this Agreement replaces and continues the previous MULTIPLE LINE EXCESS OF LOSS
     REINSURANCE AGREEMENT NO. 3973-05 which became effective on January 1, 1993 and was subsequently amended by Endorsements Numbered 1 through 14, and that this Agreement (although it may modify) in no way interrupts the continuity of such previous
     Agreement, especially as regards any premium adjustment provisions.

ARTICLE 1 - PARTIES TO THE AGREEMENT

This Agreement is solely between the COMPANY and the REINSURER.
When more than one COMPANY is named as a party to this Agreement, the first COMPANY named shall be the agent of the other companies as to all matters pertaining to this Agreement. Performance of the obligations of each party under this Agreement shall be rendered solely to the other party. In no instance shall any insured of the COMPANY, any claimant against an insured of the COMPANY, or any other third party have any rights under this Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the business being reinsured hereunder and the obligations of the parties are determined solely by the terms of this Agreement. Any change or modification to this Agreement shall be made by written amendment to the Agreement and signed by both parties hereto.

ARTICLE 2 - COMMENCEMENT

This Agreement shall become effective at 12:01 a.m., Standard Time, January 1, 1996, as respects in force, new and renewal business of the COMPANY for losses occurring on or after such time and date and shall remain in force thereafter, subject to the terms and conditions for termination stipulated in the article entitled TERMINATION.

ARTICLE 3 - BUSINESS COVERED

The REINSURER, subject to the terms and conditions hereunder, inclusive of the EXHIBITS and ADDENDA attached hereto, agrees to indemnify the COMPANY in respect of the net excess liability stipulated in this Agreement which may accrue to the COMPANY as a result of each loss on any one risk as respects Property Business, and as a result of one or more losses arising out of any occurrences as respects Casualty Business, which may occur during the currency of this Agreement under any and all binders, policies, or contracts of insurance issued by the COMPANY (all hereinafter referred to as 'policies') and classified by the COMPANY as Property Business or Casualty Business.

ARTICLE 4 - SPECIAL ACCEPTANCES

Business not within the terms and conditions of this Agreement may be submitted to the REINSURER for special acceptance and, if accepted by the REINSURER, shall be subject to all of

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                                 -2-

the terms and conditions of this Agreement except as modified by the special acceptance.

ARTICLE 5 - TERRITORY

This Agreement shall follow the territorial limits of the COMPANY'S original policies but is Limited to policies issued to and covering insureds domiciled in the United States of America, its territories and possessions, the Dominion of Canada, and Mexico, only as respects the COMPANY'S Mexican Automobile Program covering losses occurring within the United States.

ARTICLE 6 - LOSS IN EXCESS OF ORIGINAL POLICY LIMITS

One Hundred percent (100%) of any loss in excess of the limit of its original policy may be included in the COMPANY'S net loss, such loss in excess of the limit of its original policy having been incurred because of failure by the COMPANY to settle within the policy limits or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the COMPANY acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE 7 - EXTRA CONTRACTUAL OBLIGATIONS

One Hundred (100%) percent of any Extra Contractual Obligations, arising from losses occurring during the currency of this Agreement, shall be included in the calculation of net loss when the REINSURER is given written notice of said claim. 'Extra Contractual Obligations" are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such, liabilities arising because of, but not limited to, the following: Failure by the COMPANY to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any Extra Contractual Obligation is incurred by the COMPANY shall be deemed, in all circumstances, to be the date of the original net loss.

However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the COMPANY acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE 8 - WARRANTIES

It is warranted by the COMPANY that in the event it issues a policy providing limits in excess of the following respective amounts:

a.   Primary Automobile and General Liability     $5,000,000

b.   Umbrella                                     $5,000,000

c.   Property                                     $5,000,000


the excess thereof shall be deemed to have been reinsured elsewhere.

ARTICLE 9 - CLAIM REPORTS

The COMPANY shall give written notice to the REINSURER of any claim or loss which in the judgment of the COMPANY may result in a net loss to the REINSURER.  The COMPANY shall indicate its estimate of loss and loss adjustment expense and shall provide subsequent
written reports to the REINSURER when such estimates  change.   In  addition,
the COMPANY shall give written notice to the REINSURER of all casualty claims arising under policies with limits in excess of the COMPANY'S Retention, involving any of the following:

1. Claims having an indemnity reserve equal to or exceeding 50% of the COMPANY'S Retention;

2. Brain damage or alleged brain damage;

3. Quadriplegics;

4. Paraplegics;

5. Amputations of one or more Limbs or loss of use of one or more limbs;

6. Major bums;

7. Severe lacerations or disfigurement involving serious cosmetic deformity;

8. Extended hospital, wheelchair or walker confinement;

9. Fatalities;

10. Severe injuries with high residual impairment;

11. Serious back injury involving multiple surgeries (including laminectomies/fusions);

12. Loss of sight or hearing;

13. Child molestation; and,

14.  High wage loss or total loss of economic livelihood.

On open claims, follow up reports shall be submitted every six months. Important developments (such as major reserve increases or decreases, settlements, or new information changing the liability situation or value) shall be reported as they occur.

The COMPANY shall furnish the REINSURER, upon request, paid and outstanding losses and loss adjustment expenses, subject to this Agreement, with respect to catastrophe losses.

ARTICLE 10 - LOSS SETTLEMENTS

The COMPANY shall investigate and settle or defend all claims arising under policies reinsured under this Agreement.

When requested by the REINSURER, the COMPANY shall permit the REINSURER, at the expense of the REINSURER, to be associated with the COMPANY in the defense or control of any claim, loss, or legal proceeding which involves or is likely to involve the REINSURER.

All payments of claims or losses by the COMPANY within the limits, terms, and conditions of its policies and within the limits, terms, and conditions of this Agreement shall be binding upon the REINSURER.

Upon receipt of proof of loss payment, the REINSURER shall Promptly pay the COMPANY for that share of the net loss and loss adjustment expense due in accordance with the reinsurance stipulated in this Agreement. Additionally, as respects EXHIBIT A coverage, the COMPANY shall first exhaust the funds Held Account, up to the agreed upon amounts, before seeking recovery hereunder.

ARTICLE 11 - OFFSET

The COMPANY or the REINSURER may offset any balance allowed by Colorado law, statute or regulation, whether on account of premium, commission, claims or losses, loss adjustment expenses, recoveries, salvage, or any other amount due from one party to the other under this Agreement or any other agreement heretofore or hereafter entered into between the COMPANY and the REINSURER, whether acting as assuming reinsurer or ceding company. This right of offset shall not be affected by the insolvency of either the COMPANY or the REINSURER.

ARTICLE 12 - STATISTICS

The COMPANY shall furnish such other statistics as may be required by the REINSURER for the completion of the REINSURER'S statutory requirements and internal records.

ARTICLE 13 - ERRORS AND OMISSIONS

The REINSURER shall not be relieved of liability because of an error or accidental omission by the

COMPANY in reporting any claim, loss, or any business reinsured under this Agreement, provided that the error or omission is rectified promptly after discovery and the REINSURER'S rights hereunder have not been prejudiced. The REINSURER shall be obligated only for the return of the premium paid for business reported but not reinsured under this Agreement.

ARTICLE 14 - ACCESS TO COMPANY RECORDS

The COMPANY shall comply with the REINSURER'S request for any information relating to this Agreement. Additionally, the REINSURER or its authorized representatives shall have the right to inspect at any reasonable time at the office of the COMPANY all papers, books, accounts, documents, claims files and other records of the COMPANY relating to this Agreement. The REINSURER'S right of inspection shall continue to exist after the termination of this Agreement.

ARTICLE 15 - TAXES

The COMPANY shall be liable for paying all taxes other than income or profit taxes levied on the REINSURER for business reinsured under this Agreement. If the REINSURER is obligated to pay taxes other than income or profit taxes for business reinsured under this Agreement the COMPANY shall reimburse the REINSURER, provided that the COMPANY shall not be required to pay the same tax twice.

ARTICLE 16 - TERMINATION

This Agreement is unlimited as to its duration but may be terminated at any time after December 31, 1998, by either party giving to the other party (and to the Insurance Department of the State of Colorado) hereto not less than 90 days notice of termination in writing by registered or certified mail.

However, the COMPANY or the REINSURER may also terminate this Agreement at any time, by giving to the other party (and to the Insurance Department of the State of Colorado), not less than 90 days notice of termination in writing by registered or certified mail, in the event of any of the following:

1. If any amount payable under this Agreement becomes more than 30 days overdue. the party due to be paid may terminate this Agreement;

2. If a state insurance department or other competent authority has ordered either party to cease writing business, either party may terminate this Agreement;

3. If either party has become insolvent, or has been put into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations, either party may terminate this Agreement;

4. If either party has become merged with, acquired or controlled by any company, corporation, individual or individuals not controlling that party's operations previously, the other party may terminate this Agreement;

5. If either party's policyholder's surplus is reduced to 50% or less of the amount of its policyholder's surplus at either the inception of this Agreement or at the latest renewal or anniversary date of this Agreement, the other party may terminate this Agreement;

6. If either party has lost any part of, or has reduced its paid up capital, the other party may terminate this Agreement.

In any instance where the COMPANY or the REINSURER terminates this Agreement, the REINSURER shall not be liable for losses taking place after the effective time and date of termination.

ARTICLE 17 - COMMUTATION

The COMPANY may, at its option, commute all outstanding liabilities (known and/or unknown) under this Agreement as of the time and date of termination or on each of the next two anniversaries of termination. In consideration of the COMPANY'S reassumption of all such liabilities the REINSURER shall return to the COMPANY 100% of all the earned portion of premiums ceded hereunder during the entire term of this Agreement, less applicable ceding commission, less paid losses (including debits to the COMPANY'S Funds Held Account), and less the applicable reinsurance expenses as follows:

   -  6.0% of net written premium ceded, if commuted at termination;
   - 11.0% of net written premium ceded, if commuted 12 months after termination; or,
   - 16.0% of net written premium ceded, if commuted 24 months after termination.

ARTICLE 18 - ARBITRATION

All unresolved differences of opinion between the COMPANY and the REINSURER relating to this Agreement, including its foliation and validity, shall be submitted to a Board of Arbitration consisting of one arbitrator chosen by the COMPANY, one arbitrator chosen by the REINSURER, and a third arbitrator chosen by the first two arbitrators.

The party demanding arbitration shall communicate its demand for arbitration to the other party by registered or certified mail, identifying the nature of the dispute and the name of its arbitrator, and the other party shall then be bound to name its arbitrator within thirty days after receipt of the demand.

Failure or refusal of the other party to so name its arbitrator shall empower the demanding party to name the second arbitrator within thirty days thereafter. If the first two arbitrators are unable to agree upon a third arbitrator within thirty days after the second arbitrator is named, each arbitrator shall name three candidates within ten days thereafter, two of whom shall be declined by the other arbitrator within fifteen days after receiving their names, and within the next five days the choice shall be made between the two remaining candidates by drawing lots. The arbitrators shall be impartial and shall be active or retired officers of property or casualty insurance or reinsurance companies authorized to transact business in the United States of America.

The Board of Arbitration shall have the power to fix all procedural rules for the holding of the arbitration, including discretionary power to make orders as to any matters which it may consider proper in the circumstances of the case with regard to pleadings, discovery, inspection of documents, examination of witnesses, and any other matter whatsoever relating to the conduct of the arbitration. The Board of Arbitration shall have the power to receive and act upon such evidence, whether oral or written, strictly admissible or not, as it shall in its discretion think fit. It is expressly agreed that the jurisdiction of the arbitrators to make or render any decision or award shall be Limited by the limits of liability expressly set forth in this Agreement.

The decision of the majority of the arbitrators shall be in writing and shall be final and binding upon the parties. If either of the parties fails to comply with this decision, the other party may apply for its enforcement to a court of competent jurisdiction in which the party in default is domiciled, or has assets, or carries on business.

Each party shall bear the cost of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator. In the event both arbitrators are chosen by one party, the fees of all arbitrators shall be equally divided between the parties. The remaining costs of the arbitration proceeding shall be allocated by the Board of Arbitration.

The arbitration shall be held at the times and places agreed upon by the Board of Arbitration

ARTICLE 19 - INSOLVENCY

In the event of the insolvency of the COMPANY, claims or losses arising under this Agreement shall be payable by the REINSURER directly to the COMPANY or its liquidator, receiver or statutory successor without diminution because of such insolvency, except as otherwise specified in the statutes of any state having jurisdiction of the insolvency proceedings or except where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the COMPANY. The REINSURER shall be given written notice of the pendency of each claim or loss which may involve the reinsurance afforded by this Agreement within a reasonable time after such claim or loss is filed in the insolvency proceeding.

The REINSURER shall have the right to investigate each such claim or loss and interpose, at its own expense, in the proceeding where the claim or loss is to be adjudicated, any defense which it may deem available to the COMPANY or its liquidator, receiver or statutory successor. A proportionate share of the expense thus incurred by the REINSURER shall be chargeable, subject to court approval, against the insolvent COMPANY as part of the expense of liquidation to the extent of the benefit accruing to the COMPANY solely as a result of the defense undertaken by the REINSURER.

ARTICLE 20 - DEFINITIONS

Net Loss

The term "net loss" shall mean the sum actually paid or to be paid by the COMPANY in settlement of losses for which it is liable, including prejudgment interest on such losses, after making deductions for all inuring reinsurance, whether collectible or not, and all other recoveries, including salvage and subrogation recoveries. Net loss shall include liability for loss adjustment expenses. Net loss shall also include any Loss in Excess of Original Policy Limits and any Extra Contractual Obligations in accordance with the provisions of the Articles so entitled.

It is agreed, however, that the existence of underlying reinsurance, if any, placed with the REINSURER, shall be entirely disregarded in arriving at the COMPANY'S net loss.

Nothing in this definition shall imply that losses are not recoverable under this Agreement until the COMPANY'S net loss has been finally ascertained.

Loss Adjustment Expenses

The term "loss adjustment expenses" shall mean court costs, postjudgment interest, and allocated investigation, adjustment and legal expenses, but shall not include office expenses and salaries and expenses of employees and officials of the COMPANY.

Recoveries

The COMPANY shall pay to or credit the REINSURER with the REINSURER'S portion of any recovery connected with a net loss obtained from salvage, subrogation, or other insurance. Expenses of the COMPANY in obtaining any such recovery shall be apportioned between the COMPANY and the REINSURER in the proportion that the benefit to each party from such recovery bears to the total amount of the recovery.

Any such recoveries subsequent to any loss settlement hereunder shall be applied as if received prior to the aforesaid loss settlement and all necessary adjustments in such regard shall be transacted accordingly.

The REINSURER shall be subrogated to the rights of the COMPANY to the extent of its loss payments to the COMPANY. The COMPANY agrees to enforce its right of salvage, subrogation, and its rights against insurers.

Risk

The COMPANY shall establish what constitutes one risk and shall make such determination based on the peril of fire, provided:

1. A building and its contents, including time element coverages, shall never be considered more than one risk; and,

2. When two or more buildings and their contents, including time element coverages, are situated at the same general location, the COMPANY shall identify on its records at the time of acceptance by the COMPANY those individual buildings and their contents, including time element coverages, that are considered to constitute each risk; if such identification is not made, each building and its contents, including time element coverages, shall be considered to be a separate risk.

Building

The term "building" shall mean each separately roofed structure enclosed within exterior walls.

Subject Earned Premium

The term "subject earned premium" shall mean the net earned premium of the COMPANY in respect of business covered under this Agreement.

The term "net earned premium" shall mean the total of the net written premium during the period under review, plus the pro rata unearned premium at the close of the preceding period, less the pro rata unearned premium at the close of the period under review; said pro rata unearned premium to be calculated on the monthly pro rata basis.

The term " net written premium" shall mean gross written premium in respect of business covered under this Agreement, less return premium, and less written premium ceded for reinsurance, recoveries under which inure to the benefit of this Agreement.

Subject Written Premium

The term "subject written premium" shall mean the net written premium of the COMPANY in respect of business covered under this Agreement.

The term "net written premiums" shall mean gross written premium in respect of business covered under this Agreement, less return premium, and less written premium ceded for reinsurance, recoveries under which inure to the benefit of this Agreement.

Occurrence

As respects Casualty Business, the term "occurrence" shall mean each accident or occurrence (as such terms may be defined in the policy(ies) of the COMPANY), or series of such accidents or occurrences arising out of one event, whether or not involving one or more of the COMPANY'S policies.

The foregoing notwithstanding, Occupational Disease under Workers' Compensation provisions shall be deemed to be an occurrence within the meaning of this Agreement, and each case of an employee contracting any disease by which the COMPANY may be held liable shall be considered as constituting a separate and distinct occurrence. A loss as respects each employee affected by the disease shall be deemed to have been sustained by the COMPANY at the date that compensable disability of the employee commenced and at no other date.

Loss Occurrence

The term "loss occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States of America or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one loss occurrence shall be limited to all individual losses sustained by the COMPANY during any 168 consecutive hours arising out of and directly occasioned by the same event except that the term loss occurrence shall be further defined as follows:


1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the COMPANY occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the COMPANY occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an insured's premises by strikers, provided such occupation commenced during the aforesaid period.

3. As regards flood, all individual losses sustained by the COMPANY in a territory forming one and the same river basin. The term 'river basin' means the basin of a river, including the basins of all tributaries of such river, which flows directly into an ocean, sound, bay or gulf or into one of the Great Lakes of North America.

4. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the COMPANY'S loss occurrence.

5. As regards freeze, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the COMPANY'S loss occurrence.

Except for those loss occurrences referred to in 1. and 2. above, the COMPANY may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the COMPANY arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

However, as respects those loss occurrences referred to in 1. and 2. above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the COMPANY may divide that disaster, accident or loss into two or more loss occurrences provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the COMPANY arising out of that disaster, accident or loss.

Loss resulting from a combination of two or more of the perils reinsured under this Agreement at the same time and at the same general location shall be treated as one loss and not as a separate loss for each peril.

No individual loss occasioned by an event that would be covered by 72 hours clauses may be included in any loss occurrence claimed under the 168 hours provision.

Combination Loss

The term "Combination Loss' shall mean the accumulated COMPANY retentions resulting from the same event involving a Property Per Risk and a Casualty loss described in the Schedule of Reinsurance appearing in EXHIBIT A. It is agreed, however, that not more than one property risk shall be considered in such accumulation of COMPANY Retentions.

Agreement Year

The first Agreement Year shall be from 12:01 a.m., Standard Time,
January 1, 1996, to 12:01 a.m., January 1, 1997 and thereafter each Agreement Year shall consist of 12 months to begin concurrently with the expiration of the previous Agreement Year.


ARTICLE 21 - RULING LAW

It is understood and agreed between the parties hereto that all the terms and conditions of this Agreement shall be subject to the laws, statutes, rules and regulations now or hereinafter in effect in the State of Colorado. It is specifically understood and agreed that any arbitration, in the event of the insolvency of the COMPANY, shall also be subject to such laws. statutes. rules and regulations.

ARTICLE 22 - NOTICE TO REINSURANCE DEPARTMENT OF
             EXHAUSTED COVERAGE

As respects any coverage hereunder whereby the total annual liability of the REINSURER is limited by an "annual aggregate limit of Liability" provision, the REINSURER, in accordance with Colorado Regulation 3-3-2 Section VIII, D., shall give immediate notice to the Colorado Insurance Commissioner when such coverage is no longer available to the COMPANY, due to the exhaustion of such limit.

ARTICLE 23 - NON-COLORADO DOMICILED COMPANIES

It is understood and agreed between the parties hereto that any reference(s) made to the State of Colorado, its Statutes or its Department of Insurance shall be understood to be references to Wisconsin, its Statutes or its Department of Insurance as respects Viking Insurance Company of Wisconsin and references to California, its Statutes or its Department of Insurance as respects Guaranty National Insurance Company of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Englewood, Colorado, in duplicate this fifth day of June, 1996.



                         GUARANTY NATIONAL INSURANCE COMPANY

                         s/Roger Ware

ATTEST:  s/Patricia T. Hemley


And in Stamford, Connecticut, this third day of June, 1996.



                         NATIONAL REINSURANCE CORPORATION

                         s/Don Worthley

ATTEST:  s/E.H. Vieux

                              EXHIBIT A
                 FIRST MULTIPLE LINE EXCESS OF LOSS
                       REFERENCE NO. 3973-O5A

                 Attached to and Made a part of the

                    MULTIPLE LINE EXCESS OF LOSS
                  REINSURANCE AGREEMENT NO. 3973-05


SECTION I - LIABILITY OF THE REINSURER

The REINSURER shall be liable to the COMPANY for the amount of net loss sustained by the COMPANY in excess of the COMPANY'S Retention, but not exceeding the Limit of Liability of the REINSURER as stipulated in the Schedule of Reinsurance.


                         SCHEDULE OF REINSURANCE

Class of Business        COMPANY                  Limit of Liability
                         Retention                of the REINSURER

Property                $400,000 Each Risk        $4,600,000
                                                  Each risk, subject to
                                                  a maximum of
                                                  $9,200,000 in any one
                                                  Loss Occurrence.

Casualty               $400,000 Each              $5,600,000
(including Umbrella)   Occurrence                 Each Occurrence

Combination of above   $400,000 Each              $400,000 Each
Retentions             Combination Loss           Combination Loss

Property Catastrophe   $500,000 Each              $1,500,000 Each
(involving 2 or more   Loss Occurrence            Loss Occurrence
risks)                                            not to exceed
                                                  $3,000,000 any
                                                  one Agreement
                                                  Year

Except as provided for in the definition of Net Loss or otherwise agreed to, in writing, by the REINSURER, the COMPANY shall not reinsure the COMPANY Retention indicated above but shall retain such net for its own account.

Recoveries under the Property Per Risk coverage above shall inure to the benefit of the Property Catastrophe Coverage.

SECTION 2 - REINSURANCE PREMIUM

The COMPANY shall pay to the REINSURER an annual reinsurance premium, calculated by applying to the subject written premium a Gross Base Rate of II. 91 %. Thereafter the annual Gross Base Rate shall be modified in accordance with the provisions of ADDENDUM B - PROSPECTIVE BASE RATE ADJUSTMENT FORMULA.

As soon as practicable after the effective time and date of this Agreement the COMPANY shall cede to the REINSURER 0.77 % of the subject unearned premium with respect to business the subject matter hereof already in force at the effective time and date hereof.

SECTION 3 - COMMISSION

The REINSURER shall allow the COMPANY a commission of 32.5 % on premiums ceded under this Exhibit.

Such commission allowance shall include provision for all commissions, brokerages, taxes, board, exchange or bureau assessments, and for all other expenses of whatever nature, excepting loss adjustment expenses.

SECTION 4 - PREMIUM REPORTS AND REMITTANCES

Within 30 days after the end of each month (each quarter as applicable) during the currency of this Exhibit, the COMPANY shall report to the REINSURER the subject written premium (indicating the subject earned portion thereof) for the month (quarter as applicable) by line of business.

Within 45 days after the end of each quarter during the currency of this Exhibit, the COMPANY shall remit to the REINSURER the net earned portion of the reinsurance premium due for the quarter, calculated as stipulated in the article entitled REINSURANCE PREMIUM. The REINSURER shall assume the unearned premium reserve as a liability on its books.

Notwithstanding the foregoing, the COMPANY shall hold, as Funds Held, during the initial Agreement year S6,000,000, to be deducted in two equal installments of S3,000,000, from the first and second quarter remittances. At the beginning of each year thereafter, the funds held amount shall be mutually agreed upon by the parties hereto.

                              EXHIBIT B
                 CASUALTY CLASH/PROPERTY CATASTROPHE
                           EXCESS OF LOSS
                       REFERENCE NO. 3973-O5B

                 Attached to and Made a part of the

                    MULTIPLE LINE EXCESS OF LOSS
                  REINSURANCE AGREEMENT NO. 3973-05


SECTION I - LIABILITY OF THE REINSURER

The REINSURER shall be liable to the COMPANY for the amount of net loss sustained by the COMPANY in excess of the COMPANY'S Retention, but not exceeding the Limit of Liability of the REINSURER as stipulated in the Schedule of Reinsurance.

                          SCHEDULE OF REINSURANCE

                                COMPANY          Limit of Liability
 Class of Business              Retention              of the
                                                     REINSURER

Casualty                       $6,000,000       $4,000,000
                               Each Occurrence  Each Occurrence

Property Catastrophe           $2,000,000 Each  $4,000,000 Each
(involving 2 or more risks)    Loss Occurrence  Loss Occurrence

The REINSURER'S total annual aggregate Limit of Liability, as respects the Catastrophe Coverage above shall not exceed $4,000,000 plus the amount of reinstatement the COMPANY may choose to purchase in accordance with the provisions of the Section entitled REINSTATEMENT. In no event, however, shall the total aggregate Limit of Liability, as respects the Catastrophe Coverage, exceed $8,000,000, unless additional reinstatements are mutually agreed upon.

Recoveries under the Property Per Risk coverage in Exhibit A shall inure to the benefit of the Property Catastrophe Coverage.

SECTION 2 - REINSURANCE PREMIUM

The COMPANY shall pay to the REINSURER an annual reinsurance premium, calculated by applying to the subject written premium for the annual period a rate of .42%.

SECTION 3 - COMMISSION

The REINSURER shall allow the COMPANY a commission of 32.5 % on premiums ceded under this Exhibit.

Such commission allowance shall include provision for all commissions, brokerages, taxes, board, exchange or bureau assessments, and for all other expenses of whatever nature, excepting loss adjustment expenses.


SECTION 4 - PREMIUM REPORTS AND REMITTANCES

Within 30 days after the end of each month (each quarter as applicable) during the currency of this Exhibit, the COMPANY shall report to the REINSURER the subject written premium (indicating the subject earned portion thereof) for the month (quarter as applicable) by line of business.

Within 45 days after the end of each quarter during the currency of this Exhibit, the COMPANY shall remit to the REINSURER the net earned portion of the reinsurance premium due for the quarter, calculated as stipulated in the article entitled REINSURANCE PREMIUM. The REINSURER shall assume the unearned premium reserve as a Liability on its books.

SECTION 5 - REINSTATEMENT

In the event of any portion of the coverage under this Exhibit being exhausted by loss, the COMPANY, at its option, shall have the amount so exhausted reinstated for the balance of the term of this Agreement. The COMPANY agrees to pay to the REINSURER an additional premium calculated by applying to 100% of the annual reinsurance premium (deemed to be $250,000) the fraction that the amount so reinstated bears to the loss stated occurrence limit of liability (i.e. $4,000,000). Nevertheless, the REINSURER'S liability hereunder shall never be more than $4,000,000 as respects any one loss occurrence, nor more than an aggregate of $8,000,000 for the entire Agreement Year.

Reinstated limits shall not apply to any loss occurrence taking place prior to the COMPANY giving notice to the REINSURER of its decision to purchase such reinstated amounts.

Further reinstatements may be negotiated at terms and conditions to be mutually agreed upon.

                       ADDENDUM A - EXCLUSIONS


This Agreement does not apply to:


 1 Reinsurance assumed by the COMPANY, excepting reinsurance of primary business assumed from affiliated companies;

 2. Any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law, or confiscation by order of any government or public authority, but not excluding loss or damage which would be covered under a standard form of policy containing a standard war exclusion clause;

 3. Policies covering liability of any insurer or reinsurer for alleged misconduct in the handling of claims or in any of its dealing with policyholders;

 4. Any loss or liability beyond statutory limits accruing to the COMPANY directly or indirectly from any insurance written by or through any pool, association, or syndicate, including pools, associations, or syndicates in which membership by the COMPANY is required under any statute or regulation, except as provided in the final paragraph of this Addendum.

 5. Any liability of the COMPANY arising from its participation or membership, whether voluntary or involuntary, in any insolvency fund.

 6. Nuclear Incident as provided in the Nuclear Incident Exclusion Clauses - Liability Reinsurance and Physical Damage -
     Reinsurance, which are attached to and made a part of this Agreement;

 7. Business written on a co-indemnity basis not controlled by the COMPANY;

 8. Fidelity, surety, mortgage impairment, boiler and machinery, credit and financial guarantee business;

 9. Automobile liability insurance including garage liability relating to the ownership, maintenance, or use of:

     a.   Vehicles in speed contests or races;

     b Vehicles used for the transportation of any explosive substance (Note: An explosive substance is defined as any substance manufactured for the express purpose of exploding as differentiated from other commodities used industrially which are fortuitously explosive such as gasoline, celluloid, fuel gases, and dyestuffs);

10. Liability other than automobile insurance relating to risks involving:

     a.   Production of motion picture;

     b.   Tunnel operations;

     c. Subway construction or contractors principally engaged in tunneling over fifty (50) feet;

                                 -2-
     d.    Marine wrecking;

     e.   Offshore or subaqueous operations (gas or oil);

     f. Airports or flight operations, not including hot air balloon operations; and aircraft, except for industrial aid aircraft that have the following minimum primary limits: fixed wing aircraft - $1,000,000 per seat or rotary powered aircraft - $5,000,000 per seat;

     g. Malpractice or professional liability and/or errors and omissions insurance for hospitals (except out-patient clinics), medical doctors, engineers, and real estate agents;

     h. Advertisers, broadcasters and telecasters liability, except with respect to coverage afforded by a broad form general liability endorsement attached to a general liability policy;

     i. Products and completed operations as respects the manufacture, assembly, sale, handling, or distribution of aircraft, critical aircraft parts, spacecraft or spacecraft components;

     j.   Products recall insurance;

11. Workers' Compensation and Employers Liability Business, except for Employers Liability written as part of a Commercial Umbrella Policy;

12. The following kinds of insurance and risks classified by the COMPANY as Property Business:

     a. Insurance against flood or earthquake, when written as such;

     b. Insurance on growing or standing crops, but not including standing timber;

     c. Risks having a total insurable value of more than $50,000,000;

     d. Any collection of fine arts with an insurable value of $5,000,000 or more;

     e.   All bridges and tunnels;

     f.   Mobile homes;

     g.   All offshore property risks;

     h.   Railroad property;

     i.   Ocean marine;

     j.   Aviation;

     k.   Inland Marine business with respect to the following:

          1. Cargo insurance, when written as such, with respect to ocean, lake, or inland waterway vessels;

          2. Commercial negative film insurance and cast insurance;

          3.   Drilling rigs;

          4.   Mining equipment while underground;

          5.   Radio and television broadcasting towers;

          6.   Registered mail and armored car insurance; and,

     1.   Petrochemical risks;


13. In addition to the above the following business is also excluded as respects per risk property coverage and per occurrence casualty coverage:

     a.   Western Re/North Shore property;

     b.   Collateral protection business;

     c.   Warranty business;

     d.   Facultative;

     e.   Vikco Automobile Physical Damage Program business;

     f.   Food Borne Illness Program business;

     g.   Insurance Network Services Automobile Physical Damage
          Program; and,

14.  All business identified as Med James Personal Automobile
     Program Business.

The exclusions set forth in paragraph 10. above shall not apply when the exposure subject to such exclusion is only incidental to the major operation of the risk.

The exclusions set forth in paragraph 9. shall not apply where the COMPANY is obligated to provide coverage by reason of membership in any Automobile Insurance Plan or Facility.

                             ADDENDUM B
           PROSPECTIVE RATING PLAN SCHEDULE AND CONDITIONS


a. The rate set forth in SECTION 2 - REINSURANCE PREMIUM appearing in EXHIBIT A, shall be deemed the BASE RATE.

b. The BASE RATE for each year thereafter shall be determined as soon as practicable after September 30, 1995, (and each September 30 thereafter), by applying an Exposure Factor to the then existing BASE RATE.

c. The Exposure Factor shall represent the change in the Exposure
   Rate from the previous year. To arrive at these factors, the COMPANY and REINSURER shall agree to increased limit factors and limits profiles to be used.

d. An Experience Factor shall be applied to the above revised BASE RATE to arrive at the FINAL RATE to be charged for the subsequent year, subject to a maximum annual increase/decrease in the BASE RATE of 1.79 (gross) points. It is further agreed that the BASE RATE increase/decrease for the period from January 1, 1998 through December 31, 1998 shall not exceed 10.0% of the expiring BASE RATE.


e. The Experience Factor shall be determined from the following schedules:

   As of September 30, 1995, and each year thereafter:

   Ultimate Loss Ratio(%)                    Experience Factor

   Less than 77.5                                 .80
   77.5 - 82.4                                    .85
   82.5 - 87.4                                    .90
   87.5 - 92.4                                    .95
   92.5 - 97.4                                   1.00
   97.5 - 102.4                                  1.05
   102.5 - 107.4                                 1.10
   07.5 - 112.4                                  1.15
   Greater than 112.4                            1.20

f. The Ultimate Loss Ratio shall be determined as follows:

   THE SUM OF:

   (1) The actual experience (inclusive of REINSURER'S Factored and Additional Case Reserves) of the Agreement, consisting of that portion of loss falling within a range of $700,000 excess of $300,000 each and every occurrence, from the inception of this Agreement to December 31, 1995, plus that portion of loss falling within a range of $600,000 excess of S400,000 each and every occurrence, from January 1, 1996 to the last day of the year just ended divided by the appropriate IBNR and development factors, indicated below, as applicable to each time period.

        PLUS,

   (2) 106% of the actual experience (inclusive of REINSURER'S
       Additional Case

       Reserves), consisting of that portion of loss in excess of $1,000,000 each and every occurrence, from the inception of this Agreement to the last day of the year just ended.

DIVIDED BY:

   The REINSURER'S total earned premiums for the period from the inception of this Agreement to the last day of the year just ended.

g. The above developed rates are net and shall be grossed up for a commission allowance of 32.5%.

h. IBNR and Development Factors in accordance with the following:

                  IBNR/DEVELOPMENT FACTOR SCHEDULE

   Time Lapse from Inception
   of Agreement (in months)                  Factor

          21                                  .38
          33                                  .47
          45                                  .53
          57                                  .63
          69                                  .73
          81                                  .80
          93                                  .83
          105                                 .86
          117                                 .90

  NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE


     (1) This reinsurance does not cover any loss or liability accruing to the COMPANY, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

     (2)  Without in any way restricting the operation of paragraph
(1) of this Clause, this reinsurance does not cover any loss or liability accruing to the COMPANY, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

          (a) Nuclear reactor power plants including all auxiliary property on the site, or

          (b) Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installation, and "critical facilities" as such, or

          (c) Installation for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material", and for reprocessing, salvaging, chemically separating, storing or disposing of "spent' nuclear fuel or waste materials, or

          (d)  Installations other than those listed in paragraph
               (2) (c) above using substantial quantities of radioactive isotopes or other products of nuclear fission.

     (3) Without in any way restricting the operations of paragraphs (1) and (2) hereof, this reinsurance does not cover any loss or liability by radioactive contamination accruing to the COMPANY, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph
(3)  shall not operate

          (a) where COMPANY does not have knowledge of such nuclear reactor power plant or nuclear installation, or

          (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after January 1, 1960 this subparagraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

     (4) Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this reinsurance does not cover any loss or Liability by radioactive contamination accruing to the COMPANY, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

     (5) It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the COMPANY to be the primary hazard.

     (6) The term "special nuclear material' shall have the meaning given it in the Atomic Energy Act of 1954, or by any law amendatory thereof.

     (7)  COMPANY to be sole judge of what constitutes:

          (a)  substantial quantities, and

          (b)  the extent of installation, plant or site.

     NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE


     (1) This reinsurance does not cover any loss or liability accruing to the COMPANY as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

     (2)  Without in any way restricting the operation of paragraph
(1) of this Clause, it is understood and agreed that for all purposes of this reinsurance all the original policies of the COMPANY (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

     LIMITED EXCLUSION PROVISION*

     I. It is agreed that the policy does not apply under any Liability Coverage, to (injury, sickness, disease. death or destruction
               (bodily injury or property damage

     with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

     II. Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

     III. The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

          (a)     become effective on or after May 1, 1960, or

          (b) become effective before that date and contain the Limited Exclusion Provision set out above;

          provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the COMPANY on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof

     (3) Except for those classes of policies specified in Clause II of paragraph (2) and without in arty way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the COMPANY (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability,
Owners or Contractors (including railroad) Protective Liability,
Manufacturers and
Contractors Liability, Product Liability, Professional and
Malpractice Liability,
Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts
Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

          BROAD EXCLUSION PROVISION*

     It is agreed that the policy does not apply:

     I. Under any Liability Coverage,
        to (injury, sickness, disease, death or destruction
        (bodily injury or property damage

        (a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

        (b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the Insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

     II.  Under any Medical Payments Coverage, or under any
          Supplementary Payments Provision relating to (immediate medical or surgical relief,
           (first aid,
          to expenses incurred with respect

        to (bodily injury, sickness, disease or death
          (bodily injury

     resulting from the hazardous properties of bodily injury nuclear material and arising out of the operation of a nuclear facility by any person or organization.

     III. Under any Liability Coverage,
          to (injury. sickness. disease, death or destruction
               (bodily injury or property damage

     resulting from the hazardous properties of nuclear material, if

        (a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or
            (2) has been discharged or dispersed therefrom;

        (b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

        (c) the (injury, sickness, disease, death or destruction
            (bodily injury or property damage

            arises out of the furnishing

            by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear
               (facility
               (property damage to such nuclear facility and any (property thereat.

     IV.  As used in this endorsement:

        "hazardous properties" include radioactive, toxic or explosive properties; "nuclear material" means source material, special nuclear material or by-product material; "source material", "special nuclear material", and "by-product material" have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; 'spent fuel" means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; "waste" means any waste material (1) containing by-product material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof-, 'nuclear facility' means

        (a) any nuclear reactor,

        (b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

        (c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

        (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

          and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; "nuclear reactor' means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

         (with respect to injury to or destruction of property. the (word 'injury' or 'destruction'
         ("property damage" includes all forms of radioactive
         (contamination of property.
         (includes all forms of radioactive contamination
         (of property.

     V. The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after May 1. 1960, provided this paragraph (3) shall not be applicable to

        (a) Garage and Automobile Policies issued by the COMPANY on New York risks, or

        (b) statutory liability insurance required under Chapter
            90, General Laws of Massachusetts,

        until 90 days following approval of the Broad Exclusion
        Provision by the Governmental Authority having jurisdiction thereof.

     (4)  Without in any way restricting the operation of paragraph
(1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original Liability policies of the COMPANY in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters Association or the Independent Insurance Conference of Canada.

* NOTE. The words underlined in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion
Provision or a Broad Exclusion Provision containing those words.